Exhibit 99.1

Evofem Biosciences to Adjourn Special Meeting of Stockholders on December 8, 2021

-- Meeting to Reconvene on December 15, 2021 --

SAN DIEGO, CA, December 8, 2021 — Evofem Biosciences, Inc. (NASDAQ: EVFM) today announced that it intends to adjourn, without conducting any business, its 2021 special meeting of stockholders (the “Special Meeting”) scheduled to occur at 8:00 a.m. PST on December 8, 2021, and reconvene at 8:00 a.m. PST on December 15, 2021, to vote on the proposal described in the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2021.

The Special Meeting will still be held its corporate offices located at 12400 High Bluff Drive, Suite 600, San Diego, California 92130. The Company does not intend to change the record date for the Special Meeting. Only stockholders of record at the close of business on November 5, 2021, are entitled to vote at the reconvened Special Meeting.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposal set forth in its proxy statement. Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned meeting unless properly revoked.

No changes have been made to the proposal to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge through Evofem’s website at https://evofem.investorroom.com/SEC-filings and at https://www.sec.gov/.

About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products and product candidates to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (chlamydia and gonorrhea). The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775

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